UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

ReGen Biologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20805	23-2476415

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Hackensack Avenue
Hackensack, NJ	07601

(Address of principal executive offices)	(Zip Code)

(201) 651-5140
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

ReGen Biologics, Inc. (OTC: RGBI) (the “Registrant”) entered into a Subscription Agreement, dated July 24, 2008 (the “Subscription Agreement”), among the Registrant and several investors named therein for the private placement of an aggregate principal amount not less than $2 million, but not more than $3 million of the Registrant’s unsecured convertible notes (the “Notes”).  Under the terms of the financing, the Company sold $2,520,500 aggregate principal amount of the Notes, which accrue interest at an annual rate of 8% and become due and payable on July 24, 2009.  At the option of the holders, the Notes may be converted into the Company’s Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Stock”) at a price of $15 per share or into the Company’s common stock, par value $0.01 per share (“Common Stock”) at an initial conversion price of $0.15 per share if the Series F Stock has previously converted into Common Stock upon a Mandatory Conversion (as defined below).  In connection with the financing, the Company issued five year warrants equal to 25% of the shares into which the Notes may convert for up to approximately 42,000 shares of Series F Stock, exercisable at a price of $1.00 per share or up to approximately 4,201,000 shares of Common Stock, exercisable at a price of $0.01 per share if the Series F Stock is converted into Common Stock upon a Mandatory Conversion.

In connection with the financing, on July 21, 2008, the Company’s Board of Directors authorized the filing of a Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (the “Series F Certificate”) with the Secretary of State of the State of Delaware to designate and establish 270,000 shares of Series F Stock.  The Series F Certificate was filed on July 23, 2008 and was effective upon filing.  The Series F Certificate provides, among other things, that each share of Series F Stock is mandatorily convertible into 100 shares, initially, of Common Stock immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock sufficient to effect the conversion or (ii) the effectiveness of a reverse stock split of the Common Stock such that there are a sufficient number of shares of Common Stock available to effect the conversion, in both situations after taking into account all other shares of Common Stock outstanding or required to be issued upon the conversion of any preferred stock of the Company or exercise of any options or warrants authorized by the Company.  Either of such corporate actions is subject to the approval of the Company’s shareholders before they may be executed. At the 2008 annual meeting the Company’s shareholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-fourteen, one-for-sixteen, one-for-eighteen or one-for-twenty reverse stock split, subject to the discretion of the Company’s Board of Directors before November 30, 2008. To date, the Board has not effected a reverse stock split and the Board is not obligated to effect a reverse stock split. The holders of Series F Stock each have one vote for each full share of common stock into which the shares of Series F Stock are convertible on the record date for the vote.  Holders of the Series F Stock do not have a contractual obligation to share in the losses of the Company.  In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series F Stock are entitled to receive a liquidation preference of $15 per share, plus any declared but unpaid dividends, and subject to adjustment for stock splits, combinations or similar events involving the Series F Stock.

The holders of the Notes and the Series F Stock have certain terminable preemptive rights to purchase a pro rata share in a subsequent qualified financing by the Company.  The conversion rate of the Notes and the Series F Stock are subject to the anti-dilution rights of the holders of each.  The Company has agreed to register the Common Stock into which the shares of Series F Stock and the warrants will convert on one or more registration statements to be filed with the Securities and Exchange Commission upon request by the investors.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference. The issuance of the Notes and the warrants was not registered, in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, because both were only offered to accredited investors.

Item 7.01. Regulation FD Disclosure.

On July 28, 2008, the Company issued a press release relating to the private placement, which release is attached hereto as Exhibit 99.1. The information contained in the press release is deemed to be “filed” under the Securities Exchange Act of 1934 as Exhibit 99.1 to this Current Report, and such press release is incorporated herein by reference.

Item 9.01. Financial Statements And Exhibits.

(d) Exhibits

4.1	Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of ReGen Biologics, Inc., as filed July 23, 2008.

10.1	Form of Subscription Agreement by and among ReGen Biologics, Inc. and the Investors named therein, dated as of July 24, 2008.

10.2	Form of 8.00% Unsecured Convertible Note of ReGen Biologics, Inc., dated July 24, 2008

10.3	Form of Warrant Certificate by and between ReGen Biologics, Inc. and the Individuals named therein, dated July 24, 2008.

99.1	Press Release of ReGen Biologics, Inc., dated July 28, 2008. The information contained in this Press Release is deemed to be “filed” under the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.

By:	/s/ Brion D. Umidi
Name:	Brion D. Umidi
Title:	Senior Vice President and
Chief Financial Officer

Dated: July 29, 2008